Exhibit 4.2

DEPOSIT AGREEMENT

between

TCF FINANCIAL CORPORATION

and

COMPUTERSHARE TRUST COMPANY, N.A.

and

COMPUTERSHARE INC.,

jointly as Depositary

Dated as of September 14, 2017

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINED TERMS

Section 1.1	Definitions	1

ARTICLE II
FORM OF RECEIPTS, DEPOSIT OF SERIES C PREFERRED STOCK, EXECUTION
AND DELIVERY, TRANSFER, SURRENDER AND REDEMPTION OF RECEIPTS

Section 2.1	Form and Transfer of Receipts	2

Section 2.2	Deposit of Series C Preferred Stock; Execution and Delivery of Receipts in Respect Thereof	3

Section 2.3	Registration of Transfer of Receipts	4

Section 2.4	Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Series C Preferred Stock	4

Section 2.5	Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts	5

Section 2.6	Lost Receipts, etc.	5

Section 2.7	Cancellation and Destruction of Surrendered Receipts	6

Section 2.8	Redemption of Series C Preferred Stock	6

Section 2.9	Receipts Issuable in Global Registered Form	7

ARTICLE III
CERTAIN OBLIGATIONS OF HOLDERS OF
RECEIPTS AND THE CORPORATION

Section 3.1	Filing Proofs and Other Information	8

Section 3.2	Payment of Taxes or Other Governmental Charges	8

Section 3.3	Warranty as to Series C Preferred Stock	8

Section 3.4	Warranty as to Receipts	8

ARTICLE IV
THE DEPOSITED SECURITIES; NOTICES

Section 4.1	Cash Distributions	8

Section 4.2	Distributions Other than Cash, Rights, Preferences or Privileges	9

Section 4.3	Subscription Rights, Preferences or Privileges	10

Section 4.4	Notice of Dividends, etc.; Fixing Record Date for Holders of Receipts	10

Section 4.5	Voting Rights	11

Section 4.6	Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, etc.	11

Section 4.7	Delivery of Reports	11

Section 4.8	Lists of Receipt Holders	11

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DEPOSIT AGREEMENT

DEPOSIT AGREEMENT dated as of September 14, 2017, between (i) TCF Financial Corporation, a Delaware corporation, and (ii) COMPUTERSHARE INC., a Delaware corporation (“Computershare”), and its wholly owned subsidiary, COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered national association (the “Trust Company”), jointly as Depositary (as hereinafter defined).

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of Series C Preferred Stock of the Corporation from time to time with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Receipts evidencing Depositary Shares in respect of the Series C Preferred Stock so deposited; and

WHEREAS, the Receipts are to be substantially in the form of Exhibit A attached hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.1                                   Definitions.

The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms used in this Deposit Agreement:

“Certificate of Designations” shall mean the relevant Certificate of Designations filed with the Secretary of State of the State of Delaware establishing the Series C Preferred Stock as a series of preferred stock of the Corporation.

“Corporation” shall mean TCF Financial Corporation, a Delaware corporation, and its successors.

“Deposit Agreement” shall mean this Deposit Agreement, as amended or supplemented from time to time in accordance with the terms hereof.

“Depositary” shall mean Computershare and the Trust Company, acting jointly, and any successor as Depositary hereunder.

“Depositary Shares” shall mean the depositary shares, each representing a 1/1,000th fractional interest in a share of the Series C Preferred Stock, evidenced by a Receipt.

“Depositary’s Agent” shall mean an agent appointed by the Depositary pursuant to Section 7.5.

“Depositary’s Office” shall mean the principal office of the Depositary in Canton, Massachusetts, at which at any particular time its depositary receipt business shall be administered.

“DTC” shall mean The Depository Trust Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Event” shall mean with respect to any Global Registered Receipt:

(1)                                 (A) the Global Receipt Depository which is the holder of such Global Registered Receipt or Receipts notifies the Corporation that it is no longer willing or able to properly discharge its responsibilities under any Letter of Representations or that it is no longer eligible or in good standing under the Exchange Act, and (B) the Corporation has not appointed a qualified successor Global Receipt Depository within 90 calendar days after the Corporation received such notice, or

(2)                                 the Corporation in its sole discretion notifies the Depositary in writing that the Receipts or portion thereof issued or issuable in the form of one or more Global Registered Receipts shall no longer be represented by such Global Receipt or Receipts.

“Global Receipt Depository” shall mean, with respect to any Receipt issued hereunder, DTC or such other entity designated as Global Receipt Depository by the Corporation in or pursuant to this Deposit Agreement, which Person must be, to the extent required by any applicable law or regulation, a clearing agency registered under the Exchange Act.

“Global Registered Receipts” shall mean a global registered Receipt, in definitive or book-entry form, registered in the name of a nominee of DTC.

“Letter of Representations” shall mean any applicable agreement between the Corporation and a Global Receipt Depository with respect to such Global Receipt Depository’s rights and obligations with respect to any Global Registered Receipts, as the same may be amended, supplemented, restated or otherwise modified from time to time and any successor agreement thereto.

“Officer’s Certificate” means a certificate in substantially the form set forth as Exhibit B hereto, which is signed by an officer of the Corporation and which shall include the terms and conditions of the Series C Preferred Stock to be issued by the Corporation and deposited with the Depositary from time to time in accordance with the terms hereof.

“Receipt” shall mean one of the depositary receipts issued hereunder, substantially in the form set forth as Exhibit A hereto, whether in definitive or temporary form, and evidencing the number of Depositary Shares with respect to the Series C Preferred Stock held of record by the Record Holder of such Depositary Shares.

“Record Holder” or “Holder” as applied to a Receipt shall mean the person in whose name such Receipt is registered on the books of the Depositary maintained for such purpose.

“Registrar” shall mean the Depositary or such other successor bank or trust company which shall be appointed by the Corporation to register ownership and transfers of Receipts as herein provided and if a successor Registrar shall be so appointed, references herein to “the books” of or maintained by the Depository shall be deemed, as applicable, to refer as well to the register maintained by such Registrar for such purpose.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series C Preferred Stock” shall mean the shares of the Corporation’s Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $25,000 per share, designated in the Certificate of Designations and described in the Officer’s Certificate delivered pursuant to Section 2.2 hereof.

ARTICLE II
FORM OF RECEIPTS, DEPOSIT OF SERIES C PREFERRED STOCK, EXECUTION
AND DELIVERY, TRANSFER, SURRENDER AND REDEMPTION OF RECEIPTS

Section 2.1                                   Form and Transfer of Receipts.

The definitive Receipts shall be substantially in the form set forth in Exhibit A attached to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided and shall be engraved or otherwise prepared so as to comply with applicable rules of the New York Stock Exchange, Inc. Pending the preparation of definitive Receipts, the Depositary, upon the written order of the Corporation, delivered in compliance with Section 2.2, shall execute and deliver temporary Receipts which may be printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine, as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Corporation and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at an office described in the penultimate paragraph of Section 2.2, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary shall execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Corporation’s expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement as definitive Receipts.

Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed manually or by the facsimile signature of a duly authorized officer of the Depositary or, if a Registrar for the Receipts (other than the Depositary) shall have been appointed, by manual or facsimile signature of a duly authorized officer of the Registrar. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided.

Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement all as may be required by the Depositary and approved by the Corporation or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Series C Preferred Stock, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

Title to Depositary Shares evidenced by a Receipt which is properly endorsed or accompanied by a properly executed instrument of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of any particular Receipt shall be registered on the books of the Depositary as provided in Section 2.3, the Depositary may, notwithstanding any notice to the contrary, treat the Record Holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.

Section 2.2                                   Deposit of Series C Preferred Stock; Execution and Delivery of Receipts in Respect Thereof.

Subject to the terms and conditions of this Deposit Agreement, the Corporation may from time to time deposit shares of Series C Preferred Stock under this Deposit Agreement by delivery to the Depositary of a certificate or certificates for such shares of Series C Preferred Stock to be deposited, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement and an executed Officer’s Certificate attaching the Certificate of Designations and all other information required to be set forth therein, and together with a written order of the Corporation directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing such deposited Series C Preferred Stock. Each Officer’s Certificate delivered to the Depositary in accordance with the terms of this Deposit Agreement shall be deemed to be incorporated into this Deposit Agreement and shall be binding on the Corporation, the Depositary and the Holders of Receipts to which such Officer’s Certificate relates.

The Series C Preferred Stock that is deposited shall be held by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine. The Depositary shall not lend any Series C Preferred Stock deposited hereunder.

Upon receipt by the Depositary of a certificate or certificates for Series C Preferred Stock deposited in accordance with the provisions of this Section, together with the other documents required as above specified, and upon recordation of the Series C Preferred Stock on the books of the Corporation (or its duly appointed transfer agent) in the name of the Depositary or its nominee, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to or upon the order of the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section, a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing the Series C Preferred Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office or such other offices, if any, as the Depositary may designate. Delivery at other offices shall be at the risk and expense of the person requesting such delivery.

The Corporation shall provide an opinion of counsel prior to the date hereof to set up a reserve of Depositary Shares and related to the Series C Preferred Stock. The opinion shall state that:

(1)         all Depositary Shares and the shares of Series C Preferred Stock represented by such Depositary Shares are registered under the Securities Act of 1933, as amended, or are exempt from such registration, and all appropriate State securities law filings have been made with respect to the Depositary Shares or Series C Preferred Stock;

(2)         the shares of Series C Preferred Stock represented by the Depositary Shares are validly issued, fully paid and non-assessable; and

(3)         the Depositary Shares are validly issued and will entitle the Holders of the Receipts representing the Depositary Shares to the rights specified in the Receipts and this Deposit Agreement.

Section 2.3                                   Registration of Transfer of Receipts.

Subject to the terms and conditions of this Deposit Agreement, the Depositary shall register on its books from time to time transfers of Receipts upon any surrender thereof by the Holder in person or by duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer. Thereupon, the Depositary shall execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the person entitled thereto.

Section 2.4                                   Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Series C Preferred Stock.

Upon surrender of a Receipt or Receipts at the Depositary’s Office or at such other offices as it may designate for the purpose of effecting a split-up or combination of such Receipt or Receipts, and subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered, and shall deliver such new Receipt or Receipts to or upon the order of the Holder of the Receipt or Receipts so surrendered.

Any Holder of a Receipt or Receipts may withdraw the number of whole shares of Series C Preferred Stock and all money and other property, if any, represented thereby by surrendering such Receipt or Receipts at the Depositary’s Office or at such other offices as the Depositary may designate for such withdrawals. Thereafter, without unreasonable delay, the Depositary shall deliver to such Holder, or to the person or persons designated by such Holder as hereinafter provided, the number of whole shares of Series C Preferred Stock and all money and other property, if any, represented by the Receipt or Receipts so surrendered for withdrawal, but Holders of such whole shares of Series C Preferred Stock will not thereafter be entitled to deposit such Series C Preferred Stock hereunder or to receive a Receipt evidencing Depositary Shares therefor. If a Receipt delivered by the Holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Series C Preferred Stock, the Depositary shall at the same time, in addition to such number of whole shares of Series C Preferred Stock and such money and other property, if any, to be so withdrawn, deliver to such Holder, or subject to Section 2.3 upon his or her order, a new Receipt evidencing such excess number of Depositary Shares.

In no event will fractional shares of Series C Preferred Stock (or any cash payment in lieu thereof) be delivered by the Depositary. Delivery of the Series C Preferred Stock and money and other property, if any, being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate.

If the Series C Preferred Stock and the money and other property, if any, being withdrawn are to be delivered to a person or persons other than the Record Holder of the related Receipt or Receipts being surrendered for withdrawal of such Series C Preferred Stock, such Holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such Holder for withdrawal of such shares of Series C Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank.

Delivery of the Series C Preferred Stock and the money and other property, if any, represented by Receipts surrendered for withdrawal shall be made by the Depositary at the Depositary’s Office, except that, at the request, risk and expense of the Holder surrendering such Receipt or Receipts and for the account of the Holder thereof, such delivery may be made at such other place as may be designated by such Holder.

Section 2.5                                   Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts.

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Corporation may require payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Corporation shall have made such payment, the reimbursement to it) of any charges or expenses payable by the Holder of a Receipt pursuant to Section 5.7, may require the production of evidence satisfactory to it as to the identity and genuineness of any signature (which evidence shall include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association), and any other reasonable evidence of authority that may be required by the Depositary, and may also require compliance with such regulations, if any, as the Depositary or the Corporation may establish consistent with the provisions of this Deposit Agreement and/or applicable law.

The deposit of the Series C Preferred Stock may be refused, the delivery of Receipts against Series C Preferred Stock may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Corporation is closed or (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary’s Agents or the Corporation at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of this Deposit Agreement.

Section 2.6                                   Lost Receipts, etc.

In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary in its discretion may execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt, or in lieu of and in substitution for such destroyed, lost or stolen Receipt, upon (i) the filing by the Holder thereof with the Depositary of evidence satisfactory to the Depositary of such destruction or loss or theft of such Receipt, of the authenticity thereof and of his or her ownership thereof and (ii) the Holder thereof furnishing of the Depositary with an affidavit and an open penalty surety bond reasonably satisfactory to the Depositary. Such Holder shall also comply with such other reasonable regulations and pay such other reasonable charges as the Depositary may prescribe and as required by Section 8-405 of the Uniform Commercial Code in effect in the State of New York.

Section 2.7                                   Cancellation and Destruction of Surrendered Receipts.

All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized and directed to destroy all Receipts so cancelled.

Section 2.8                                   Redemption of Series C Preferred Stock.

Whenever the Corporation shall be permitted and shall elect to redeem shares of Series C Preferred Stock in accordance with the terms of the Certificate of Designations (including on account of a Regulatory Capital Treatment Event, as described therein), it shall (unless otherwise agreed to in writing with the Depositary) give or cause to be given to the Depositary, not less than 30 days and not more than 60 days prior to the Redemption Date (as defined below), notice of the date of such proposed redemption of Series C Preferred Stock and of the number of such shares held by the Depositary to be so redeemed and the applicable redemption price, which notice shall be accompanied by a certificate from the Corporation stating that such redemption of Series C Preferred Stock is in accordance with the provisions of the Certificate of Designations. On the date of such redemption, provided that the Corporation shall then have paid or caused to be paid in full to Computershare or a successor Depositary, as applicable, the Redemption Price (as such term is defined in the Certificate of Designations) of the Series C Preferred Stock to be redeemed, in accordance with the provisions of the Certificate of Designations, the Depositary shall redeem the number of Depositary Shares representing such Series C Preferred Stock. Notice of the Corporation’s redemption of Series C Preferred Stock and the proposed simultaneous redemption of the number of Depositary Shares representing the Series C Preferred Stock to be redeemed shall be (1) mailed by first-class mail, postage prepaid, at the respective last addresses as they appear on the records of the Depositary, or (2) transmitted by such other method approved by the Depositary, in its reasonable discretion, in either case not less than 30 days and not more than 60 days prior to the date fixed for redemption of such Series C Preferred Stock and Depositary Shares (the “Redemption Date”), to the Record Holders of the Receipts evidencing the Depositary Shares to be so redeemed; but neither failure to mail or transmit any such notice of redemption of Depositary Shares to one or more such Holders nor any defect in any notice of redemption of Depositary Shares to one or more such Holders shall affect the sufficiency of the proceedings for redemption as to the other Holders. Each such notice shall be prepared by the Corporation and shall state: (i) the Redemption Date; (ii) the number of Depositary Shares to be redeemed and, if less than all the Depositary Shares held by any such Holder are to be redeemed, the number of such Depositary Shares held by such Holder to be so redeemed; (iii) the redemption price; (iv) the place or places where Receipts evidencing such Depositary Shares are to be surrendered for payment of the redemption price; and (v) that dividends in respect of the Series C Preferred Stock represented by such Depositary Shares to be redeemed will cease to accrue on such Redemption Date. In case less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be so redeemed shall be selected either pro rata or in such other manner consistent with the rules and policies of the New York Stock Exchange as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable.

Notice having been mailed or transmitted by the Depositary as aforesaid, from and after the Redemption Date (unless the Corporation shall have failed to provide the funds necessary to redeem the Series C Preferred Stock evidenced by the Depositary Shares called for redemption) (i) dividends on the shares of Series C Preferred Stock so called for Redemption shall cease to accrue from and after such date, (ii) the Depositary Shares being redeemed from such proceeds shall be deemed no longer to be outstanding, (iii) all rights of the Holders of Receipts evidencing such Depositary Shares (except the right to receive the redemption price) shall, to the extent of such Depositary Shares, cease and terminate, and (iv) upon surrender in accordance with such redemption notice of the Receipts evidencing any such Depositary Shares called for redemption (properly endorsed or assigned for transfer, if the Depositary or applicable law shall so require), such Depositary Shares shall be redeemed by the Depositary at a redemption price per Depositary Share equal to 1/1,000th of the Redemption Price (as such term is defined in the Certificate of Designations) per share of Series C Preferred Stock so redeemed plus all money and other property, if any, represented by such Depositary Shares, including all amounts paid by the Corporation in respect of dividends which on the Redemption Date have been declared on the shares of Series C Preferred Stock to be so redeemed and have not been paid.

If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the Holder of such Receipt upon its surrender to the Depositary, together with the redemption payment, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption.

Section 2.9                                   Receipts Issuable in Global Registered Form.

If the Corporation shall determine in a writing delivered to the Depositary that the Receipts are to be issued in whole or in part in the form of one or more Global Registered Receipts, then the Depositary shall, in accordance with the other provisions of this Deposit Agreement, execute and deliver one or more Global Registered Receipts evidencing such Receipts, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Receipts to be represented by such Global Registered Receipt or Receipts, and (ii) shall be registered in the name of the Global Receipt Depository therefor or its nominee.

Notwithstanding any other provision of this Deposit Agreement to the contrary, unless otherwise provided in the Global Registered Receipt, a Global Registered Receipt may only be transferred in whole and only by the applicable Global Receipt Depository for such Global Registered Receipt to a nominee of such Global Receipt Depository, or by a nominee of such Global Receipt Depository to such Global Receipt Depository or another nominee of such Global Receipt Depository, or by such Global Receipt Depository or any such nominee to a successor Global Receipt Depository for such Global Registered Receipt selected or approved by the Corporation or to a nominee of such successor Global Receipt Depository. Except as provided below, owners solely of beneficial interests in a Global Registered Receipt shall not be entitled to receive physical delivery of the Receipts represented by such Global Registered Receipt. Neither any such beneficial owner nor any direct or indirect participant of a Global Receipt Depository shall have any rights under this Deposit Agreement with respect to any Global Registered Receipt held on their behalf by a Global Receipt Depository and such Global Receipt Depository may be treated by the Corporation, the Depositary and any director, officer, employee or agent of the Corporation or the Depositary as the Holder of such Global Registered Receipt for all purposes whatsoever.

Unless and until definitive Receipts are delivered to the owners of the beneficial interests in a Global Registered Receipt, (1) the applicable Global Receipt Depository will make book-entry transfers among its participants and receive and transmit all payments and distributions in respect of the Global Registered Receipts to such participants, in each case, in accordance with its applicable procedures and arrangements, and (2) whenever any notice, payment or other communication to the Holders of Global Registered Receipts is required under this Deposit Agreement, the Corporation and the Depositary shall give all such notices, payments and communications specified herein to be given to such Holders to the applicable Global Receipt Depository.

If an Exchange Event has occurred with respect to any Global Registered Receipt, then, in any such event, the Depositary shall, upon receipt of a written order from the Corporation for the execution and delivery of individual definitive registered Receipts in exchange for such Global Registered Receipt, shall execute and deliver individual definitive registered Receipts, in authorized denominations and of like tenor and terms in an aggregate principal amount equal to the principal amount of the Global Registered Receipt surrendered in exchange for such Global Registered Receipt.

Definitive registered Receipts issued in exchange for a Global Registered Receipt pursuant to this Section shall be registered in such names and in such authorized denominations as the Global Receipt Depository for such Global Registered Receipt, pursuant to instructions from its participants, shall instruct the Depositary in writing. The Depositary shall deliver such Receipts to the persons in whose names such Receipts are so registered.

Notwithstanding anything to the contrary in this Deposit Agreement, should the Corporation determine that the Receipts should be issued as a Global Registered Receipt, the parties hereto shall comply with the terms of each Letter of Representations.

ARTICLE III

CERTAIN OBLIGATIONS OF HOLDERS OF

RECEIPTS AND THE CORPORATION

Section 3.1                                   Filing Proofs and Other Information.

Any Holder of a Receipt may be required from time to time to file such proof of residence, or other matters or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Corporation may reasonably deem necessary or proper. The Depositary or the Corporation may withhold the delivery, or delay the registration of transfer or redemption, of any Receipt or the withdrawal of the Series C Preferred Stock represented by the Depositary Shares and evidenced by a Receipt or the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Section 3.2                                   Payment of Taxes or Other Governmental Charges.

Holders of Receipts shall be obligated to make payments to the Depositary of certain charges and expenses, as provided in Section 5.7. Registration of transfer of any Receipt or any withdrawal of Series C Preferred Stock and all money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused until any such payment due is made, and any dividends or other distributions may be withheld or any part of or all the Series C Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the Holder thereof (after attempting by reasonable means to notify such Holder prior to such sale), and such dividends or other distributions or the proceeds of any such sale may be applied to any payment of such charges or expenses, the Holder of such Receipt remaining liable for any deficiency.

Section 3.3                                   Warranty as to Series C Preferred Stock.

The Corporation hereby represents and warrants that the Series C Preferred Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Such representation and warranty shall survive the deposit of the Series C Preferred Stock and the issuance of the related Receipts.

Section 3.4                                   Warranty as to Receipts.

The Corporation hereby represents and warrants that the Receipts, when issued, will represent legal and valid interests in the Series C Preferred Stock. Such representation and warranty shall survive the deposit of the Series C Preferred Stock and the issuance of the Receipts.

ARTICLE IV
THE DEPOSITED SECURITIES; NOTICES

Section 4.1                                   Cash Distributions.

Whenever Computershare or a successor Depositary, as applicable, shall receive any cash dividend or other cash distribution on the Series C Preferred Stock, Computershare or the successor Depositary, as applicable, shall, subject to Sections 3.1 and 3.2, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such Holders; provided, however, that in case the Corporation or Depositary shall be required to withhold and shall withhold from any cash dividend or other cash distribution in respect of the Series C Preferred Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. Computershare or a successor Depositary, as applicable, shall distribute or make available for distribution, as the case may be only such amount, however, as can be distributed without attributing to any Holder of Receipts a fraction of one cent, and any balance not so distributable shall be held by Computershare or the successor Depositary, as applicable (without liability for interest thereon), and shall be added to and be treated as part of the next sum received by Computershare or the successor Depositary, as applicable, for distribution to Record Holders of Receipts then outstanding. Each Holder of a Receipt shall provide Computershare or the successor Depositary, as applicable, with its certified tax identification number on a properly completed Form W-8 or W-9, as applicable, or such other form as may be applicable. Each Holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by Computershare or the successor Depositary, as applicable, of a portion of any of the distributions to be made hereunder.

Any funds received by Computershare or a successor Depositary, as applicable, pursuant to this Deposit Agreement that are to be distributed or applied by the Depositary in accordance with the terms of this Deposit Agreement (the “Funds”) shall be delivered to Computershare or the successor Depositary, as applicable, by 9:00 a.m. Eastern Time and in no event later than 12:00 p.m. Eastern Time on the date that such distribution or application of Funds is to occur under the terms of this Deposit Agreement (each, a “Distribution Date”). Funding after 9:00 a.m. but before 12:00 p.m. on the Distribution Date may cause delays in payments to be made on the Distribution Date. Delivery of Funds on a Distribution Date after 12:00 p.m. Eastern Time will be considered a “Late-Day Funding.” In the case of a Late-Day Funding, Federal Deposit Insurance or other bank liquidity charges may apply in connection with the overnight deposit of Funds with commercial banks. The parties agree that any such charges assessed as a result of Late-Day Funding will be charged to the Corporation and the Corporation hereby agrees to pay such charges.

Once received by Computershare or the successor Depositary, as applicable, Funds shall be held by Computershare or the successor Depositary, as applicable, as agent for the Corporation. Until paid or distributed in accordance with this Deposit Agreement, the Funds shall be deposited in one or more bank accounts to be maintained and held by Computershare or a successor Depositary, as applicable, in its name as agent for the Corporation. Until paid pursuant to this Agreement, Computershare or the successor Depositary, as applicable, may hold the Funds through bank accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare or the successor Depositary, as applicable, will only draw upon the Funds in such account as required for such distributions or applications under the terms of this Deposit Agreement from time to time, including in order to make the payments for the redemption of the Depositary Shares and any applicable tax withholding payments. All funds shall remain uninvested. The Corporation shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare or a successor Depositary, as applicable, in accordance with this Section 4, excluding any losses resulting from a default by any bank, financial institution or other third party. Computershare or a successor Depositary, as applicable, may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Corporation, any holder or any other party.

Computershare and any successor Depositary are acting as agent for the Corporation hereunder and neither is a debtor of the Corporation in respect of the Funds.

The Corporation agrees to deliver funds by wire transfer to the account. Such account information shall be provided to the Corporation in writing, which may be amended in writing from time to time.

Section 4.2                                   Distributions Other than Cash, Rights, Preferences or Privileges.

Whenever the Depositary shall receive any distribution other than cash, rights, preferences or privileges upon the Series C Preferred Stock, the Depositary shall, subject to Sections 3.1 and 3.2, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by such Receipts held by such Holders, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution. If in the opinion of the Depositary such distribution cannot be made proportionately among such Record Holders, or if for any other reason (including any requirement that the Corporation or the Depositary withhold an amount on account of taxes) the Depositary deems, after consultation with the Corporation, such distribution not to be feasible, the Depositary may, with the approval of the Corporation, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, in a commercially reasonable manner. The net proceeds of any such sale shall, subject to Sections 3.1 and 3.2, be distributed or made available for distribution, as the case may be, by the Depositary to Record Holders of Receipts as provided by Section 4.1 in the case of a distribution received in cash. The Corporation shall not make any distribution of such securities or property to the Depositary and the Depositary shall not make any distribution of such securities or property to the Holders of Receipts unless the Corporation shall have provided an opinion of counsel stating that such securities or property have been registered under the Securities Act or do not need to be registered in connection with such distributions.

Section 4.3                                   Subscription Rights, Preferences or Privileges.

If the Corporation shall at any time offer or cause to be offered to the persons in whose names the Series C Preferred Stock is recorded on the books of the Corporation any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the Record Holders of Receipts in such manner as the Corporation shall direct and the Depositary shall agree, either by the issue to such Record Holders of warrants representing such rights, preferences or privileges or by such other method as may be approved by the Corporation in its discretion with the acknowledgement of the Depositary; provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges the Corporation determines that it is not lawful or (after consultation with the Depositary) not feasible to make such rights, preferences or privileges available to Holders of Receipts by the issue of warrants or otherwise, or (ii) if and to the extent so instructed by Holders of Receipts who do not desire to exercise such rights, preferences or privileges, then the Corporation, in its discretion (with acknowledgement of the Depositary, in any case where the Corporation has determined that it is not feasible to make such rights, preferences or privileges available), may, if applicable laws or the terms of such rights, preferences or privileges permit such transfer, sell such rights, preferences or privileges at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.1 and 3.2, be distributed by the Depositary to the Record Holders of Receipts entitled thereto as provided by Section 4.1 in the case of a distribution received in cash.

The Corporation shall notify the Depositary whether registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for Holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, and the Corporation agrees with the Depositary that it will file promptly a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the Holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective, or the Corporation shall have provided to the Depositary an opinion of counsel to the effect that the offering and sale of such securities to the Holders are exempt from registration under the provisions of the Securities Act.

The Corporation shall notify the Depositary whether any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to Holders of Receipts, and the Corporation agrees with the Depositary that the Corporation will use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges.

Section 4.4                                   Notice of Dividends, etc.; Fixing Record Date for Holders of Receipts.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, preferences or privileges shall at any time be offered, with respect to the Series C Preferred Stock, or whenever the Depositary shall receive notice of any meeting at which holders of the Series C Preferred Stock are entitled to vote or of which holders of the Series C Preferred Stock are entitled to notice, or whenever the Depositary and the Corporation shall decide it is appropriate, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Corporation with respect to or otherwise in accordance with the terms of the Series C Preferred Stock) for the determination of the Holders of

Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting or for any other appropriate reasons.

Section 4.5                                   Voting Rights.

Subject to the provisions of the Certificate of Designations, upon receipt of notice of any meeting at which the holders of the Series C Preferred Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail or transmit by such other method approved by the Depositary, in its reasonable discretion, to the Record Holders of Receipts a notice prepared by the Corporation which shall contain (i) such information as is contained in such notice of meeting and (ii) a statement that the Holders may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Series C Preferred Stock represented by their respective Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Corporation) and a brief statement as to the manner in which such instructions may be given. Upon the written request of the Holders of Receipts on the relevant record date, the Depositary shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Series C Preferred Stock represented by the Depositary Shares evidenced by all Receipts as to which any particular voting instructions are received. The Corporation hereby agrees to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to vote such Series C Preferred Stock or cause such Series C Preferred Stock to be voted. In the absence of specific instructions from Holders of Receipts, the Depositary will vote the Series C Preferred Stock represented by the Depositary Shares evidenced by the Receipts of such Holders proportionately with votes cast pursuant to instructions received from the other Holders.

Section 4.6                                   Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, etc.

Upon any change in par or stated value, split-up, combination or any other reclassification of the Series C Preferred Stock, subject to the provisions of the Certificate of Designations, or upon any recapitalization, reorganization, merger or consolidation affecting the Corporation or to which it is a party, the Corporation may, in its discretion and with the acknowledgement of the Depositary, (i) make such adjustments as are certified by the Corporation in the fraction of an interest represented by one Depositary Share in one share of Series C Preferred Stock and in the ratio of the redemption price per Depositary Share to the Redemption Price (as such term is defined in the Certificate of Designations) per share of Series C Preferred Stock, in each case as may be necessary fully to reflect the effects of such change in par or stated value, split-up, combination or other reclassification of the Series C Preferred Stock, or of such recapitalization, reorganization, merger or consolidation and (ii) treat any securities which shall be received by the Depositary in exchange for or upon conversion of or in respect of the Series C Preferred Stock as new deposited securities so received in exchange for or upon conversion or in respect of such Series C Preferred Stock. In any such case, the Corporation may, in its discretion and with the acknowledgement of the Depositary, execute and deliver additional Receipts or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities. Anything to the contrary herein notwithstanding, Holders of Receipts shall have the right from and after the effective date of any such change in par or stated value, split-up, combination or other reclassification of the Series C Preferred Stock or any such recapitalization, reorganization, merger or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Series C Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares and other securities and property and cash into which the Series C Preferred Stock represented by such Receipts might have been converted or for which such Series C Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction.

Section 4.7                                   Delivery of Reports.

The Depositary shall furnish to Holders of Receipts any reports and communications received from the Corporation which is received by the Depositary and which the Corporation is required to furnish to the holders of the Series C Preferred Stock.

Section 4.8                                   Lists of Receipt Holders.

Reasonably promptly upon request from time to time by the Corporation, at the sole expense of the Corporation, the Depositary shall furnish to it a list, as of the most recent practicable date, of the names, addresses and holdings of Depositary Shares of all registered Holders of Receipts.

ARTICLE V
THE DEPOSITARY, THE DEPOSITARY’S
AGENTS, THE REGISTRAR AND THE CORPORATION

Section 5.1                                   Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar.

Upon execution of this Deposit Agreement, the Depositary shall maintain at the Depositary’s Office, facilities for the execution and delivery, registration and registration of transfer, surrender and exchange of Receipts, and at the offices of the Depositary’s Agents, if any, facilities for the delivery, registration of transfer, surrender and exchange of Receipts, all in accordance with the provisions of this Deposit Agreement.

The Depositary shall keep books at the Depositary’s Office for the registration and registration of transfer of Receipts, which books at all reasonable times shall be made available for inspection by the Record Holders of Receipts; provided that any such Holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such person’s interest as an owner of Depositary Shares evidenced by the Receipts.

The Depositary may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

The Corporation may appoint a Registrar for registration of the Receipts or the Depositary Shares evidenced thereby. If the Receipts or the Depositary Shares evidenced thereby or the Series C Preferred Stock represented by such Depositary Shares shall be listed on one or more national securities exchanges, the Corporation will appoint a Registrar for registration of the Receipts or Depositary Shares in accordance with any requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of any such exchange) may be removed and a substitute registrar appointed by the Corporation. If the Receipts, Depositary Shares or Series C Preferred Stock are listed on one or more other securities exchanges, the Depositary will, at the request of the Corporation, arrange such facilities for the delivery, registration, registration of transfer, surrender and exchange of the Receipts, Depositary Shares or Series C Preferred Stock as may be required by law or applicable securities exchange regulation.

Section 5.2                                   Prevention of or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Corporation.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Corporation shall incur any liability to any Holder of a Receipt if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agent or the Registrar, by reason of any provision, present or future, of the Corporation’s Amended and Restated Certificate of Incorporation (including the Certificate of Designations) or by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depositary, the Depositary’s Agent, the Registrar or the Corporation shall be prevented or forbidden from, or subjected to any penalty on account of, doing or performing any act or thing which the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, any Registrar or the Corporation incur liability to any Holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Deposit Agreement shall provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement except as otherwise explicitly set forth in this Deposit Agreement.

Section 5.3                                   Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Corporation.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Corporation assumes any obligation or shall be subject to any liability under this Deposit Agreement to Holders of Receipts other than for its negligence, willful misconduct, bad faith or fraud. Notwithstanding anything in this Deposit Agreement to the contrary, neither the Depositary, nor the Depositary’s Agent nor any Registrar nor the Corporation, shall be liable in any event for special, punitive, incidental, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits). Notwithstanding anything contained herein to the contrary, the Depositary’s aggregate liability during any term of this Deposit Agreement with respect to, arising from, or arising in connection with this Deposit Agreement, or from all Services provided or omitted to be provided under this Deposit Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Corporation to Depositary as fees and charges, but not including reimbursable expenses; provided, however, that the limitation of liability set forth in this sentence shall not apply to any act or omission of the Depositary constituting recklessness, willful misconduct, bad faith, or fraud.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Corporation shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Series C Preferred Stock, the Depositary Shares or the Receipts which in its opinion may involve it in expense or liability unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Corporation shall be liable for any action or any failure to act by it in reliance upon the written advice of legal counsel or accountants, or information from any person presenting Series C Preferred Stock for deposit, any Holder of a Receipt or any other person believed by it in good faith to be competent to give such information. The Depositary, any Depositary’s Agent, any Registrar and the Corporation may each rely and shall each be protected in acting upon or omitting to act upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the shares of Series C Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action is not taken in bad faith, The Depositary undertakes, and any Registrar shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary or any Registrar.

The Depositary, the Depositary’s Agents, and any Registrar may own and deal in any class of securities of the Corporation and its affiliates and in Receipts. The Depositary may also act as transfer agent or registrar of any of the securities of the Corporation and its affiliates.

The Depositary shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Deposit Agreement or of the Receipts, the Depositary Shares or the Series C Preferred Stock nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depositary shall not be responsible for advancing funds on behalf of the Corporation and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

In the event the Depositary believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Depositary hereunder, or in the administration of any of the provisions of this Deposit Agreement, the Depositary shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depositary may, in its sole discretion upon written notice to the Corporation, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Corporation, any Holders of Receipts or any other person or entity for refraining from taking such action, unless the Depositary receives written instructions or a certificate signed by the Corporation which eliminates such ambiguity or uncertainty to the satisfaction of the Depositary or which proves or establishes the applicable matter to the satisfaction of the Depositary.

The terms of this Section 5.3 shall survive termination of this Deposit Agreement or the resignation or removal of the Depositary.

Section 5.4                                   Resignation and Removal of the Depositary; Appointment of Successor Depositary.

The Depositary may at any time resign as Depositary hereunder by delivering notice of its election to do so to the Corporation, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Corporation by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Corporation shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000. If no successor Depositary shall have been so appointed and have accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary may petition any court of competent jurisdiction for the appointment of a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor and to the Corporation an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Corporation, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Series C Preferred Stock and any moneys or property held hereunder to such successor, and shall deliver to such successor a list of the Record Holders of all outstanding Receipts and such records, books and other information in its possession relating thereto. Any successor Depositary shall promptly mail or transmit by such other method approved by such successor Depositary, in its reasonable discretion, notice of its appointment to the Record Holders of Receipts.

Any entity into or with which the Depositary may be merged, consolidated or converted shall be the successor of the Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may authenticate the Receipts in the name of the predecessor Depositary or its own name as successor Depositary.

Section 5.5                                   Corporate Notices and Reports.

The Corporation agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt thereof, transmit to the Record Holders of Receipts, in each case at the addresses recorded in the Depositary’s books, copies of all notices and reports (including without limitation financial statements) required by law, by the rules of any national securities exchange upon which the Series C Preferred Stock, the Depositary Shares or the Receipts are listed or by the Corporation’s Amended and Restated Certificate of Incorporation (including the Certificate of Designations), to be furnished to the Record Holders of Receipts. Such transmission will be at the Corporation’s expense and the Corporation will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the Record Holders of Receipts at the Corporation’s expense such other documents as may be requested by the Corporation. Unless otherwise required by law, the requirements set forth in this Section 5.5 may be satisfied by publicly filing or furnishing such information with or to the U.S. Securities and Exchange Commission.

From time to time and after the date hereof, the Corporation agrees that it will perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Depositary for the carrying out or performing by the Depositary of the provisions of this Deposit Agreement.

Section 5.6                                   Indemnification.

Notwithstanding Section 5.3 to the contrary, the Corporation shall indemnify the Depositary, any Depositary’s Agent and any Registrar (including each of their officers, directors, agents and employees) against, and hold each of them harmless from, any loss, damage, cost, penalty, liability or expense (including the reasonable costs and expenses of defending itself) which may arise out of acts performed, taken or omitted to be taken in connection with this Deposit Agreement and the Receipts by the Depositary, any Registrar or any of their respective agents (including any Depositary’s Agent) and any transactions or documents contemplated hereby, except for any liability arising out of negligence, willful misconduct or bad faith on the respective parts of any such person or persons.

From time to time, the Corporation may provide the Depositary with instructions concerning the services performed by the Depositary hereunder. In addition, at any time the Depositary may apply to an officer of the Corporation for instruction, and may consult with legal counsel for the Depositary with respect to any matter arising in connection with the services to be performed by the Depositary under this Deposit Agreement. The Depositary and its agents and subcontractors shall not be liable and shall be indemnified by the Corporation for any action taken or omitted by the Depositary in reliance upon any written instructions of the Corporation or upon the advice or opinion of such legal counsel. The Depositary shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Corporation.

Subject to the limitations set forth in Section 5.3 above, the Depositary will indemnify the Corporation (including its officers, directors, agents and employees) against, and hold each of them harmless from, any loss, damage, cost, penalty, liability or expense (including the reasonable costs and expenses of defending itself) which may arise out of acts performed, taken or omitted to be taken in connection with this Deposit Agreement and the Receipts by the Depositary and any transactions or documents contemplated hereby, except for any liability arising out of negligence, willful misconduct or bad faith on the respective parts of any such person or persons. The Depositary shall not be liable for the acts or omissions due to the negligence, willful misconduct or bad faith of any Depositary’s Agent, so long as such Depositary’s Agent was appointed with due care.

The terms of this Section 5.6 shall survive termination of this Deposit Agreement or the resignation or removal of the Depositary.

Section 5.7                                   Fees, Charges and Expenses.

The Corporation agrees promptly to pay the Depositary the compensation to be agreed upon with the Corporation for all services rendered by the Depositary hereunder and to reimburse the Depositary for its reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Depositary without negligence, willful misconduct or bad faith on its part (or on the part of any agent or Depositary Agent) in connection with the services rendered by it (or such agent or Depositary Agent) hereunder. The Corporation shall pay all charges of the Depositary in connection with the initial deposit of the Series C Preferred Stock and the initial issuance of the Depositary Shares, all withdrawals of shares of Series C Preferred Stock by owners of Depositary Shares, and any redemption or exchange of the Series C Preferred Stock at the option of the Corporation. The Corporation shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. All other transfer and other taxes and governmental charges shall be at the expense of Holders of Depositary Shares evidenced by Receipts. If, at the request of a Holder of Receipts, the Depositary incurs charges or expenses for which the Corporation is not otherwise liable hereunder, such Holder will be liable for such charges and expenses; provided, however, that the Depositary may, at its sole option, require a Holder of a Receipt to prepay the Depositary any charge or expense the Depositary has been asked to incur at the request of such Holder of Receipts. The Depositary shall present its statement for charges and expenses to the Corporation at such intervals as the Corporation and the Depositary may agree using the Ariba invoicing system (or using such other system or means of presenting statements for charges and expenses as the Corporation and the Depositary may mutually agree from time to time hereafter).

ARTICLE VI
AMENDMENT AND TERMINATION

Section 6.1                                   Amendment.

The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Corporation and the Depositary in any respect which they may deem necessary or desirable; provided, however, that no such amendment which shall materially and adversely alter the rights of the Holders of Receipts shall be effective against the Holders of Receipts unless such amendment shall have been approved by the Holders of Receipts representing in the aggregate at least a two-thirds majority of the Depositary Shares then outstanding. Every Holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Depositary Agreement as amended thereby. In no event shall any amendment impair the right, subject to the provisions of Sections 2.5 and 2.6 and Article III, of any owner of Depositary Shares to surrender any Receipt evidencing such Depositary Shares to the Depositary with instructions to deliver to the Holder the Series C Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency or commission, or applicable securities exchange. As a condition precedent to the Depositary’s execution of any amendment, the Corporation shall deliver to the Depositary a certificate from a duly authorized officer of the Corporation that states that the proposed amendment is in compliance with the terms of this Section 6.1.

Section 6.2                                   Termination.

This Deposit Agreement may be terminated by the Corporation or the Depositary only if (i) all outstanding Depositary Shares issued hereunder have been redeemed pursuant to Section 2.8, (ii) there shall have been made a final distribution in respect of the Series C Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution shall have been distributed to the Holders of Receipts representing Depositary Shares pursuant to Section 4.1 or 4.2, as applicable, (iii) upon the consent of Holders of Receipts representing in the aggregate not less than 66 2/3% of the Depositary Shares outstanding or (iv) at any time by any party upon a material breach of a representation, covenant or term of this Deposit Agreement by any other party which is not cured within a period not to exceed 30 days after the date of written notice thereof by one of the other parties.

Upon the termination of this Deposit Agreement, the Corporation shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary’s Agent and any Registrar under Sections 5.6 and 5.7; provided further that Section 5.3 and 5.6 shall survive the termination of this Deposit Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1                                   Counterparts.

This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Signed counterparts may be delivered by facsimile transmission, by email of a .pdf attachment or by similar electronic means, each of which shall be effective as delivery of a manually executed counterpart.

Section 7.2                                   Exclusive Benefit of Parties.

This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

Section 7.3                                   Invalidity of Provisions.

In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 7.4                                   Notices.

Any and all notices to be given to the Corporation hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, facsimile transmission or electronic mail, confirmed by letter, addressed to the Corporation at

TCF Financial Corporation

200 Lake Street East, Mail Code EX0-03-A

Wayzata, Minnesota 55391

Attention: Treasurer

Facsimile No.: (952) 475-7975

Email: investor@tcfbank.com

or at any other addresses of which the Corporation shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, facsimile transmission or electronic mail, confirmed by letter, addressed to the Depositary at the Depositary’s Office at

Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

Attention: General Counsel

Facsimile No.: (781) 575-4210

Email: Stephen.Cesso@computershare.com

or at any other address of which the Depositary shall have notified the Corporation in writing.

Except as otherwise provided herein, any and all notices to be given to any Record Holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, facsimile transmission or confirmed by letter, addressed to such Record Holder at the address of such Record Holder as it appears on the books of the Depositary, or if such Holder shall have timely filed with the Depositary a written request that notices intended for such Holder be mailed to some other address, at the address designated in such request. Delivery of a notice sent by mail or by facsimile transmission as provided in the previous sentence shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission) is deposited, postage prepaid, in a post office letter box; provided, that the Depositary or the Corporation may, however, act upon any facsimile or electronic mail transmission received by it from the other or from any Holder of a Receipt, notwithstanding that such facsimile transmission shall not subsequently be confirmed by letter or as aforesaid.

Section 7.5                                   Depositary’s Agents.

The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will promptly notify the Corporation of any such action.

Section 7.6                                   Appointment of Registrar, Transfer Agent, Dividend Disbursing Agent and Redemption Agent in Respect of the Series C Preferred Stock.

Unless otherwise set forth on the Officer’s Certificate delivered pursuant to Section 2.2 hereof, the Corporation hereby appoints the Trust Company as registrar, transfer agent, dividend disbursing agent and redemption agent in respect of the Series C Preferred Stock deposited with the Depositary hereunder, and the Trust Company hereby accepts such appointments. With respect to the appointment of the Trust Company as registrar, transfer agent, dividend disbursing agent and redemption agent in respect of the Series C Preferred Stock, the Trust Company, in its capacity under such appointment, shall be entitled to the same rights, indemnities, immunities and benefits as the Depositary hereunder as if explicitly named in each such provision.

Section 7.7                                   Governing Law.

This Deposit Agreement and the Receipts of each series and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.8                                   Inspection of Deposit Agreement.

Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary’s Agents and shall be made available for inspection during business hours upon reasonable notice to the Depositary by any Holder of a Receipt.

Section 7.9                                   Headings.

The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

Section 7.10                            Confidentiality.

The Depositary and the Corporation agree that all books, records, information and data pertaining to the business of the other party, including, inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Deposit Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or legal process.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Corporation and the Depositary have duly executed this Deposit Agreement as of the day and year first above set forth.

TCF FINANCIAL CORPORATION

By:	/s/ Brian W. Maass
	Name:	Brian W. Maass
	Title:	Executive Vice President and Chief Financial Officer

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., acting jointly

By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Administration

Signature Page to Deposit Agreement

EXHIBIT A

[FORM OF] GLOBAL RECEIPT

Unless this receipt is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to TCF Financial Corporation or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

DEPOSITARY SHARES

[              ]

DEPOSITARY RECEIPT FOR DEPOSITARY SHARES EACH REPRESENTING 1/1,000TH OF ONE SHARE OF SERIES C NON-CUMULATIVE PERPETUAL PREFERRED STOCK

OF

TCF FINANCIAL CORPORATION

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP: 872275 300

SEE REVERSE FOR CERTAIN DEFINITIONS

Dividend Payment Dates: Beginning December 1, 2017, each March 1, June 1, September 1 and December 1.

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC., acting jointly as Depositary (the “Depositary”), hereby certifies that Cede & Co. is the registered owner of [           ] DEPOSITARY SHARES (“Depositary Shares”), each Depositary Share representing 1/1,000th of one share of Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, liquidation preference $25,000 per share, (the “Stock”), of TCF Financial Corporation, a Delaware corporation (the “Corporation”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement dated as of September 14, 2017 (the “Deposit Agreement”), among the Corporation, the Depositary and the holders from time to time of the Depositary Receipts. By accepting this Depositary Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual signature of a duly authorized officer or, if executed in facsimile by the Depositary, countersigned by a Registrar in respect of the Depositary Receipts by the manual signature of a duly authorized officer thereof.

This Depositary Receipt is transferable in New York, New York.

Dated:

COMPUTERSHARE TRUST COMPANY, N.A., and
COMPUTERSHARE INC., acting jointly as Depositary

By:
Authorized Officer

[FORM OF] REVERSE OF RECEIPT

TCF FINANCIAL CORPORATION

TCF FINANCIAL CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH HOLDER WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OR SUMMARY OF THE CERTIFICATE OF DESIGNATIONS ESTABLISHING THE SERIES C NON-CUMULATIVE PERPETUAL PREFERRED STOCK OF TCF FINANCIAL CORPORATION. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE OF THIS RECEIPT.

The Corporation will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation, and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or to the Registrar.

EXPLANATION OF ABBREVIATIONS

The following abbreviations when used in the form of ownership on the face of this certificate shall be construed as though they were written out in full according to applicable laws or regulations. Abbreviations in addition to those appearing below may be used.

Abbreviation	Equivalent Phrase	Abbreviation	Equivalent Phrase
JT TEN	As joint tenants, with right of survivorship and not as tenants in common	TEN BY ENT	As tenants by the entireties
TEN IN COM	As tenants in common	UNIF GIFT MIN ACT	Uniform Gifts to Minors Act

Abbreviation	Equivalent Word	Abbreviation	Equivalent Word	Abbreviation	Equivalent Word
ADM	Administrator(s), Administratrix	EX	Executor(s), Executrix	PAR	Paragraph
AGMT	Agreement	FBO	For the benefit of	PL	Public Law
ART	Article	FDN	Foundation	TR	(As) trustee(s), for, of
CH	Chapter	GDN	Guardian(s)	U	Under
CUST	Custodian for	GDNSHP	Guardianship	UA	Under agreement
DEC	Declaration	MIN	Minor(s)	UW	Under will of, Of will of, Under last will & testament
EST	Estate, of Estate of

For value received,                  hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

Depositary Shares represented by the within Receipt, and do(es) hereby irrevocably constitute and appoint                            Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated:

NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatsoever.

SIGNATURE GUARANTEED

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF OFFICER’S CERTIFICATE

I, [insert name], [insert title] of TCF Financial Corporation (the “Corporation”), hereby certify that pursuant to the terms of the Certificate of Designations filed with the Secretary of State of the State of Delaware on September 12, 2017 (the “Certificate of Designations”), and pursuant to resolutions of the Board of Directors of the Corporation (the “Board”) adopted by unanimous written consent dated August 31, 2017 and resolutions adopted at a meeting of the Offering Committee of the Board of Directors on September 7, 2017, the Corporation has established the Series C Non-Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock”) which the Corporation desires to deposit with the Depositary for the purposes of being subject to the terms and conditions of the Deposit Agreement, dated as of September 14, 2017, by and between the Corporation, on the one hand, and Computershare Trust Company, N.A. and Computershare Inc., jointly as Depositary, on the other hand (the “Deposit Agreement”). In connection therewith, the Board of Directors or a duly authorized committee thereof has authorized the terms and conditions with respect to the Series C Preferred Stock as described in the Certificate of Designations attached as Annex A hereto. Any terms of the Series C Preferred Stock that are not so described in the Certificate of Designations and any terms of the Receipts representing such Series C Preferred Stock that are not described in the Deposit Agreement are described below:

Aggregate Number of shares of Series C Preferred Stock issued on the day hereof:

CUSIP Number for Receipts:

Denomination of Depositary Share per share of Series C Preferred Stock (if different than 1/1000th of a share of Series C Preferred Stock):

Redemption Provisions (if different than as set forth in the Deposit Agreement):

Name of Global Receipt Depositary: The Depository Trust Company

Name of Registrar with Respect to the Receipts (if other than Computershare Trust Company, N.A.):

Name of Registrar, Dividend Disbursing Agent, and Redemption Agent with Respect to the Series C Preferred Stock (if other than Computershare Trust Company, N.A.):

Special terms and conditions:

Closing date:

All capitalized terms used but not defined herein shall have such meaning as ascribed thereto in the Deposit Agreement.

Date: [         ], 2017.

By:
Name:
Title:

B-1